Exhibit 99.1

FAX NEWS RELEASE
For further information:
The Manitowoc Company, Inc. P.O. Box 66 • Manitowoc WI 54221-0066 Telephone: 920-684-4410 • Telefax: 920-652-9778 Internet: http://www.manitowoc.com	Timothy M. Wood Vice President & Chief Financial Officer Direct Dial: 920-652-1767 Email: twood@manitowoc.com	Steven C. Khail Director of Investor Relations & Corporate Communications Direct Dial: 920-652-1713 Email: skhail@manitowoc.com

NEWS for Immediate Release

THE MANITOWOC COMPANY COMPLETES SALE OF DELTA MANLIFT SUBSIDIARY

AND CERTAIN OTHER ASSETS TO JLG INDUSTRIES

MANITOWOC, WI — April 30, 2004 — The Manitowoc Company (NYSE: MTW) today announced the completion of the sale of its Delta Manlift subsidiary to JLG Industries, Inc.  On March 29, Manitowoc announced that JLG had made a binding offer for the business, subject to the completion of definitive agreements, the receipt of customary approvals, and receipt of Delta works council advice.  Those conditions were met much sooner than expected allowing for today’s completion of the transaction.

“With the completion of the sale, Manitowoc exits the aerial work platform segment and will concentrate on its core crane businesses, manufacturing crawler, tower, and mobile telescopic cranes, as well as boom trucks,” said Terry D. Growcock, chairman and chief executive officer.

Manitowoc will continue to provide dedicated aftermarket parts and service support for its recently discontinued aerial work platform product lines, primarily Liftlux, U.S. Manlift, and the U.S. parts business, through its Manitowoc CraneCARE operations.  In addition to the Delta transaction, JLG has acquired certain intellectual property and related assets of Manitowoc’s discontinued product lines.

Headquartered in Tonneins, France, Delta manufactures the Toucan brand of vertical mast lifts, a line of aerial work platforms distributed throughout Europe for use in industrial and maintenance operations.

About The Manitowoc Company, Inc.

The Manitowoc Company, Inc. is one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the U.S. maritime industry.

Forward-looking Statements

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. These statements and potential factors include, but are not limited to, those relating to: (i) general economic and market conditions,(ii) risks associated with acquisitions, divestitures, and integration efforts, (iii) geographic factors and political and economic risks, and other factors detailed in Manitowoc’s filings with the Securities and Exchange Commission.

Maurice D. Jones

Vice President, General Counsel and Secretary
The Manitowoc Company, Inc.

920-652-1741